Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Carlos H. Cascos
Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING OF

Opexa Therapeutics, Inc.
118585600

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Amendment for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 09/09/2015

Effective: 09/09/2015

Carlos H. Cascos
Secretary of State

FILED
In the Office of the
Secretary of State of Texas
SEP 09 2015
Corporations Section

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF FORMATION
OF
OPEXA THERAPEUTICS, INC.

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code, Opexa Therapeutics, Inc., a Texas corporation (the "Corporation"), hereby adopts the following Certificate of Amendment to its Restated Certificate of Formation (the "Restated Certificate").

ARTICLE I.

The name of the Corporation is Opexa Therapeutics, Inc. The file number issued to the Corporation by the Secretary of State of the State of Texas is 118585600 and the date of formation of the Corporation is March 15, 1991.

ARTICLE II.

The Restated Certificate is hereby amended by amending and restating Article IV in its entirety as follows:

"ARTICLE IV.

> The aggregate number of shares which the Corporation shall have authority to issue is one hundred sixty million (160,000,000), consisting of one hundred fifty million (150,000,000) shares of common stock having $0.01 par value ("Common Stock"), and ten million (10,000,000) shares of preferred stock having no par value ("Preferred Stock").
>
> Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Texas."

ARTICLE III.

This Certificate of Amendment to the Restated Certificate has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Corporation.

ARTICLE IV.

This Certificate of Amendment shall become effective on September 9, 2015.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Dated: September 9, 2015

Neil K. Warma
President and Chief Executive Officer

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